CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated September 28, 2005 (except for Note 11, which is as of December 15, 2005), covering the consolidated financial statements of BSD Software, Inc. as of July 31, 2005 and for the year ended July 31, 2005 included in Amendment No. 1 to the Form 8-K of NeoMedia Technologies, Inc. as filed with the Securities and Exchange Commission ("Commission") on June 2, 2006, into this amendment to the registration statement on Form S-3 of NeoMedia Technologies, Inc. to be filed with the Securities and Exchange Commission on or about December 8, 2006.

We also  consent to the  reference  to our firm under the caption  "Experts"  in
matters  of  accounting  and  auditing  in  this   registration   statement  and
prospectus.



/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
December 7, 2006